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                                                                       EXHIBIT B


                                 PROMISSORY NOTE

$1,650,000.00                     HOUSTON, TEXAS                   JUNE 12, 1998

     FOR VALUE RECEIVED, HOUSTON POST OAK PARTNERS, LTD., a Texas limited
partnership ("Maker"), promises to pay to the order of            ("Payee"), at
its banking house in the City of Houston, Harris County, Texas, in lawful money of the United States of America, the sum of ONE MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,650,000.00), together with interest on the unpaid principal balance hereof from time to time outstanding until maturity at a rate per annum equal to the Prime Rate (as hereinafter defined) from time to time in effect plus one-half percent (0.5%) (the Prime Rate plus 0.5% is herein referred to as the "Stated Rate"); provided, however, in no event shall interest on this note ever be charged or paid at a rate greater than the maximum non-usurious rate permitted by applicable federal or Texas law from time to time in effect, whichever shall permit the higher lawful rate (the "Highest Lawful Rate").

     If at any time or times the Stated Rate would exceed the Highest Lawful Rate but for the limitation set forth above, the rate of interest to accrue on the unpaid principal balance of this note during all such times shall be limited to the Highest Lawful Rate, but any subsequent reduction in the Stated Rate due to reductions in the Prime Rate shall not become effective to reduce the interest rate payable below the Highest Lawful Rate until the total amount of interest accrued on the unpaid balance of this note equals the total amount of interest which would have accrued if the Stated Rate had at all times been in effect.

     If, at maturity or final payment of this note, the total amount of interest paid or accrued under the foregoing provisions is less than the total amount of interest which would have accrued if the Stated Rate had at all times been in effect, then Maker agrees to pay to Payee, to the extent allowed by law, an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued on this note if the Highest Lawful Rate had at all times been in effect, or (ii) the amount of interest which would have accrued if the Stated Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this note.

     Interest shall be computed on the basis of the actual number of days elapsed in a year composed of 360 days; however, if such computation would cause the Stated Rate to exceed the Highest Lawful Rate, interest shall be computed on the basis of a year composed of 365 or 366 days, as the case may be. At all such times, if any, as Texas law shall establish the Highest Lawful Rate, the Highest Lawful Rate shall be the "indicated rate ceiling" (as defined in Tex. Rev. Civ. Stat. Ann. Art. 5069-1.04(a), as amended) from time to time in effect; provided that Payee may also rely on alternative maximum rates of interest from time to time in effect under other applicable laws, if they are higher.

     This note is payable as follows:

     Accrued interest shall be due and payable monthly, on the 12th day of each and every calendar month, commencing July 12, 1998 and continuing regularly and monthly thereafter until two (2) years from date hereof, at which time the entire unpaid balance of this note, principal together with unpaid accrued interest, shall be due and payable in full.

     This note may be prepaid in whole or in part at any time without penalty; provided, however, that all payments received by Payee from Maker upon this note shall first be applied to the payment of accrued but unpaid interest, with the balance thereof to be applied to the reduction of the outstanding principal of this note. All prepayments in excess of accrued interest shall be applied to the outstanding principal balance of this note in the inverse order of maturity.

     Whenever any payment to be made under this note shall be stated to be due on a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas, then such payment shall be made on the next succeeding business day.

                                                                       L. A. W.
                                                                      ---------

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     The term "Prime Rate", as used herein, shall mean the prime rate as published in The Wall Street Journal's "Money Rates" table. If multiple prime rates are quoted in the table, then the highest prime rate will be the Prime Rate. In the event that the prime rate is no longer published in the "Money Rates" table, then Payee will choose a substitute Prime Rate which is based upon comparable information.

     In addition to all principal and accrued interest on this note, Maker agrees to pay (a) all reasonable costs and expenses incurred by all owners and holders of this note in collecting this note through probate, reorganization, bankruptcy or any other proceeding, (b) the reasonable attorneys' fees when and if this note is placed in the hands of an attorney for collection after default, and (c) the reasonable attorneys' fees, costs and expenses incurred by Payee in connection with the preparation and filing of the agreements and documents contemplated herein.

     Unless as otherwise provided by law, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of protest, notice of dishonor and notice of intent to accelerate and notice of acceleration), demand, presentment for payment, protest and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to them or any of them, and each agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any security at any time existing or by any failure to perfect or to maintain perfection of any lien on or security interest in any such security.

     Maker warrants and represents to Payee, and to all other owners and holders of any indebtedness evidenced hereby, that the loan evidenced by this Note is and shall be solely for business, commercial or agricultural purposes and not primarily for personal, family or household use. Maker acknowledges that the loan evidenced by this Note is specifically exempted under Section 226.3(a) of Regulation Z issued by the Board of Governors of the Federal Reserve System and under the Truth-in-Lending Act and that no disclosures are required to be given under such regulations and federal laws in connection with this Note.

     It is agreed that time is of the essence of this agreement, and that in the event of default in the payment of any installment of principal or interest when due the holder hereof may declare the unpaid principal balance plus all accrued but unpaid interest due thereon immediately due and payable without notice, and failure to exercise said option shall not constitute a waiver on the part of the holder of the right to exercise the same at any other time.

     In the event of (i) the failure of Maker to make any payment herein provided when due (either of principal and/or interest), or (ii) in the event the entirety of the unpaid principal balance plus accrued unpaid interest thereon is declared due, interest on such past-due indebtedness (either principal and/or interest) shall accrue at the Highest Lawful Rate.

     All agreements between the Maker and the Payee, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no event, whether by reason of acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance, or detention of the money to be loaned hereunder or otherwise exceed the Highest Lawful Rate. If fulfillment of any provision hereof or of any mortgage, loan agreement, or other document evidencing or securing the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if the Payee shall ever receive anything of value deemed interest under applicable law which would exceed interest at the Highest Lawful Rate, an amount equal to any excessive interest shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the Maker. All sums paid or agreed to be paid to the Payee for the use, forbearance, or detention of the indebtedness of the Maker to the Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the rate of interest on account of such indebtedness is uniform throughout the term thereof. The provisions of this paragraph shall control all agreements between the Maker and the Payee.





                                                                       L. A. W.
                                                                      ----------
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     The Maker hereby acknowledges and agrees that the Payee has and shall have the right, at any time, without the consent of or notice to the Maker, to grant participations in all or part of the obligations of the Maker evidenced by this note, together with any liens or collateral securing the payment hereof. In the event Payee elects to participate any Overline Portion (as hereinafter defined) of the obligations evidenced by this note and if Payee is unable to procure a participant or a participant fails or refuses to advance to Maker any Overline Portion through no fault of Payee, it is agreed that Payee shall have no liability to Maker to fund such Overline Portion, nor shall Payee have any obligation to procure funds from other sources or fund any amounts that would cause Payee to be in violation of any state or federal law with respect to Maker being liable to Payee in an amount in excess of that permitted by such applicable law. The term "Overline Portion" shall mean the amount of loan proceeds in excess of the amount that Payee is permitted by applicable law to loan to Maker.

     Payment of this note is secured by (1) a Security Agreement of even date herewith executed by Maker in favor of Payee covering certain marketable securities more particularly described therein, (2) a Security Agreement of even date herewith executed by Louis A. Waters in favor of Payee covering certain marketable securities more particularly described therein, and (3) a Specific Guaranty executed by Louis A. Waters.

     Reference is hereby made to (1) that certain promissory note dated as of even date herewith in the principal amount of $1,000,000.00 (the "$1,000,000.00 Note"), executed by Louis A. Waters and payable to Payee, (2) that certain promissory note dated as of even date herewith in the principal amount of $325,000.00 (the "$325,000.00 Note"), executed by Maker and payable to Payee, and (3) that certain promissory note dated as of even date herewith in the principal amount of $500,000.00 (the "$500,000.00 Note"), executed by The Waters Trust and payable to Payee. Should an event of default occur pursuant to the terms of any or all of the $1,000,000.00 Note, the $325,000.00 Note or the $500,000.00 Note, such event shall also, at the option of the Payee, constitute an event of default hereunder.

     This note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America, except that Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), shall not apply hereto.

     For purposes of any suit relating to this note, Maker hereof submits itself to the jurisdiction of any court sitting in the State of Texas and further agrees that venue in any suit arising out of this note or any venue shall be fixed in Harris County, Texas. Final judgment in any suit shall be conclusive and may be enforced in any jurisdiction within or without the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of such liability.


                                       HOUSTON POST OAK PARTNERS, LTD.


                                        By: /s/ LOUIS A. WATERS
                                           ------------------------------------
                                           Louis A. Waters, its general partner



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     Payee may proceed directly against any general partner of Maker without first exhausting its remedies against Maker. In connection herewith, the Maker and Payee hereby agree that the Payee is not required to comply with Section 3.05(d) of the Texas Revised Partnership Act. Maker and Payee agree that this paragraph is intended to comply with the provisions of Section 3.05(e)(2) of the Texas Revised Partnership Act.

                                       "MAKER"

                                       HOUSTON POST OAK PARTNERS, LTD.


                                       By: /s/ LOUIS A. WATERS
                                           ------------------------------------
                                           Louis A. Waters, its general partner

                                       "PAYEE"



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